Exhibit 4.4

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE MAY BE PLEDGED IN CONNECTION WITH A BONAFIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS DEBENTURE OR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN THE EVENT OF A PARTIAL PAYMENT, REDEMPTION OR CONVERSION. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT INDICATED BELOW.

                       RAMTRON INTERNATIONAL CORPORATION

                        5% SECURED CONVERTIBLE DEBENTURE


New York, New York                                                 $2,500,000
Issue Date:  March 28, 2002

FOR VALUE RECEIVED, RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation (the "Corporation"), hereby promises to pay to the order of BRAMWELL CAPITAL CORP. or its permitted successors or assigns (the "Holder") the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) in same day funds, on or before March 28, 2007 (the "Maturity Date"). The Holder may convert amounts of principal of this Debenture into shares ("Conversion Shares") of the Corporation's common stock, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions set forth herein.

The Corporation has issued this Debenture pursuant to a Securities Purchase Agreement, dated as of March 14, 2002 (the "Purchase Agreement"), between the Corporation and the Purchasers. The debentures issued by the Corporation pursuant to the Purchase Agreement, including this Debenture, are collectively referred to herein as the "Debentures", and the warrants issued by the Corporation pursuant to the Purchase Agreement are collectively referred to herein as the "Warrants".

The Corporation's obligations hereunder, including, without limitation, its obligation to make payments of principal hereof and interest hereon, and any default interest accrued hereunder, are secured pursuant to the terms of the Deed of Trust (as defined below). The Deed of Trust is intended to be duly recorded in the public records of the county where the Corporation's Real Property is located. All of the terms, covenants and conditions contained in the Deed of Trust are hereby made part of this Debenture to the same extent and with the same force as if they were fully set forth herein.

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The following terms shall apply to this Debenture:

1.  DEFINITIONS.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks are authorized by law to close in New York, New York.

"Change of Control Transaction" means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group (as such term is defined for purposes of Rule 13d-5 or any successor rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires more than fifty percent (50%) of the voting power of the Corporation; (e) a transaction or series of transactions in which any Person (other than the Corporation or a wholly-owned subsidiary of the Corporation) or group (as such term is defined for purposes of Rule 13d-5 or any successor rules promulgated under the Exchange Act) acquires more than fifty percent (50%) of the voting power of any subsidiary of the Corporation; and (f) the individuals who, as of the date of this Agreement, (i) constitute the Board of Directors of the Corporation (the "Current Directors"), (ii) are individuals nominated to the Board of Directors of the Corporation by the Current Directors, or (iii) are individuals nominated by the Corporation for election at an annual meeting of the Corporation's stockholders cease for any reason to constitute at least a majority of the Board of Directors of the Corporation.

"Closing Bid Price" means the closing bid price for the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Corporation (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holder, and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation.

"Closing Date" has the meaning set forth in the Purchase Agreement.

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"Closing Price" means the average of the daily VWAP for each of the five
Trading Days immediately preceding the Execution Date, such average being $3.42644.

"Conversion Price" means $3.7690.

"Debt" means as to any Person at any time (without duplication): (a) all indebtedness, liabilities and obligations of such Person for borrowed money;
(b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 120 days; (c) all capital lease obligations of such Person;
(d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

"Deed of Trust" has the meaning set forth in the Purchase Agreement.

"Default Interest Rate" means the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Corporation or the trading of its securities.

"EBITDA" means, for any period, on a consolidated basis for the Corporation and its Subsidiaries, the sum of the amounts for such period of (i) Net Income plus (ii) Interest Expense plus (iii) tax expense plus (iv) depreciation expense plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets plus (vi) to the extent deducted in computing Net Income, other non-cash charges (without any adjustment for cash charges deducted in computing Net Income), including, without limitation, any restructuring charges, charge-offs for in-process research and development costs, writeoff of any amounts associated with the acquisition of treasury stock and writeoff of goodwill and licensing agreements minus (vii) to the extent not already deducted in computing Net Income, ordinary and customary expenses that are due and payable during such period to the Corporation's vendors and service providers, the actual payment of which is deferred until a future period minus (viii) extraordinary gains minus (ix) to the extent included in computing Net Income, non-cash income including without limitation non-cash income that would constitute "prepaid pension expense" on the financial statements of the Corporation in accordance with GAAP;.

"Execution Date" means March 14, 2002.

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"Governmental Authority" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

"Interest Expense" means, for any period, the total interest expense of the Corporation and its consolidated Subsidiaries, whether paid or accrued (including the interest component of capitalized leases and any implied interest components of any off-balance sheet liabilities), including interest expense not payable in cash (including amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with any Debt (including the Debentures)), all as determined in conformity with GAAP.

"Issue Date" means March 28, 2002.

"Junior Securities" means all securities of the Corporation issued and outstanding at any time.

"Lien" and "Permitted Lien" shall have the respective meanings set forth in the Purchase Agreement.

"Liquidation Event" has the meaning specified in Section 7 hereof.

"Market Price" means, as of any date, the average Closing Bid Price for the Common Stock during the period of five (5) Trading Days immediately preceding (but not including) such date.

"Material Adverse Effect" has the meaning set forth in the Purchase Agreement.

"Net Income" means, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that when calculating Net Income the following items shall be excluded from such calculation: (i) the earnings (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the Company or a consolidated Subsidiary; (ii) the earnings of a Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Company with respect to such earnings is not, at the date of determination, permitted without the prior approval of a Governmental Authority (and such approval has not been obtained), or is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or the holders of its capital stock;
(iii) the cumulative effect of a change in accounting principles;
(iv) nonrecurring items, such as gains or losses on the sale of assets; and
(v) earnings derived from revenues that are recognized during such period as a result of the acceleration of customer sponsored research and development

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
projects to the extent that such revenues are in excess of direct costs incurred by the Corporation in connection with any such research and development project; but when calculating Net Income such calculation shall include historical audited Net Income (as calculated above) for such period of any Person (or division of such Person) that became a Subsidiary of the Company during such period or was merged into or was consolidated with the Company or any of its Subsidiaries during such period, or where the assets of such Person (or division of such Person) were acquired by the Company or any of its Subsidiaries during such period, whether accrued prior or subsequent to the date of such acquisition, merger or consolidation.

"Person" means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

"Purchasers" has the meaning set forth in the Purchase Agreement.

"Real Property" has the meaning specified in the Purchase Agreement.

"Registration Rights Agreement" means the agreement, dated as of March 28, 2002, between the Purchasers and the Corporation pursuant to which the Corporation has agreed to register shares of Common Stock.

"Registration Statement" has the meaning set forth in the Registration Rights Agreement.

"Scheduled Interest Payment Date" means each July 1 and January 1 following the Issue Date.

"Subsidiary" has the meaning set forth in the Purchase Agreement.

"Trading Day" means any day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded.

"VWAP" on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holder and reasonably satisfactory to the Corporation.

All definitions contained in this Debenture are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Debenture refer to this Debenture as a whole and not to any particular provision of this Debenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

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2.  INTEREST.

    (a) Interest Accrual. This Debenture shall bear interest on the unpaid principal amount hereof ("Interest") at an annual rate of five percent (5%), computed on the basis of a 365-day year and calculated using the actual number of days elapsed since the Issue Date or the day on which interest was most recently paid, as the case may be, and if not timely paid as provided herein, compounded semi-annually on each July 1 and January 1 (each a "Scheduled Interest Payment Date"). The Corporation shall pay accrued and unpaid Interest in cash (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and
         (iii) on any date on which the entire principal amount of this Debenture is paid in full (whether through conversion or otherwise) (each of (i), (ii) and (iii) being referred to herein as an "Interest Payment Date").

    (b) Default Interest. Any amount of Interest that is not paid on the relevant Interest Payment Date shall bear interest at the Default Interest Rate. The Corporation must pay interest at the Default Interest Rate in cash on or before the fifth (5th) Business Day following the last day of each calendar month in which such interest accrues.

3.  CONVERSION.

    (a) Right to Convert. Subject to the conditions and limitations specifically provided herein, the Holder shall have the right to convert, at any time and from time to time after the Issue Date, (i) all or any part of the outstanding and unpaid principal amount of this Debenture and (ii) all accrued and unpaid Interest hereon, into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a "Conversion").

    (b) Conversion Notice. In order to convert the principal of this Debenture, the Holder shall send by facsimile transmission, at any time prior to 7:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the "Conversion Date"), a notice of conversion to the Corporation, in the form set forth on Annex I hereto, stating the amount of principal to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a "Conversion Notice"). The Holder shall not be required to physically surrender this Debenture to the Corporation in order to effect a Conversion. The Corporation shall maintain a record showing, at any given time, the unpaid principal amount of this Debenture and the date of each Conversion or other payment of principal hereof. The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Conversion Price made in

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         accordance with Section 4 below), the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants of national recognition within two (2) Business Days of receipt of the Holder's Conversion Notice. The Corporation shall cause such accountants to calculate the Conversion Price as provided herein and to notify the Corporation and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the "Dispute Procedure"). Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

    (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be equal to the principal amount of this Debenture being converted divided by the Conversion Price.

    (d) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice, the Corporation shall, no later than the close of business on the third (3rd) Business Day following the Conversion
         Date set forth in such Conversion Notice (the "Delivery Date"), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to paragraph 3(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. Such certificates may bear legends pursuant to applicable provisions of this Agreement or applicable law. The Corporation shall effect delivery of Conversion Shares to the Holder, as long as the Corporation's designated transfer agent or co-transfer agent in the United States for the Common Stock (the "Transfer
         Agent") participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), and no legend is required to appear on any physical certificate if issued, by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher whole number of Conversion
         Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Purchase Agreement or applicable law.

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    (e)  Failure to Deliver Conversion Shares.

         In the event that the Corporation fails for any reason to deliver to the Holder the number of Conversion Shares specified in a Conversion Notice (without any restrictive legend to the extent permitted by the terms hereof or pursuant to the terms of the Purchase Agreement) on or before the Delivery Date therefor (a "Conversion Default"), the Holder shall have the following rights:

         (A)  the right to receive from the Corporation an amount equal to
              (i) (N/365) multiplied by (ii) the principal amount of, and Interest accrued on, this Debenture represented by the Conversion Shares (such amount, the "Conversion Default Amount") which remain the subject of such Conversion Default multiplied by (iii) the Default Interest Rate, where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the date on which such Conversion Default has been cured; and, at the Holder's option, either of the following:

         (B)  (1)  the right to receive from the Corporation an amount equal to
                   (i) the aggregate amount paid by the Holder for shares of Common Stock purchased by the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon such Conversion minus (ii) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Conversion Shares issued by the Corporation pursuant to such Conversion; or

         (B) (2) the right to require the Corporation to reinstate the principal of this Debenture in an aggregate amount equal to the Conversion Default Amount and deem the conversion resulting in such Conversion Default rescinded, null and void.

     In addition to its right to receive the foregoing amounts, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Amounts payable under this paragraph (e) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day following written notice from the Holder to the Corporation specifying the amount owed to it by the Corporation pursuant to this paragraph (e).

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    (f)  Limitations on Right to Convert.  In no event shall the Holder be permitted to convert principal of this Debenture in excess of that amount upon the Conversion of which (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph (f)) would exceed 9.99% of the number of shares of Common Stock then issued and outstanding. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this paragraph (f). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder. To the extent that the limitation contained in this paragraph (f) applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder's determination of whether this Debenture is convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder's representation that this Debenture is convertible pursuant to the terms hereof. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this paragraph may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding. Notwithstanding the foregoing, this provision shall not apply to any determination of the amount owed or securities to which the Holder is entitled to receive in the event of a Change of Control Transaction or Liquidation Event.

4.  ADJUSTMENTS TO CONVERSION PRICE.

    (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Dilutive Issuance. If, prior to the Conversion of all of the principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, (A) the number of outstanding shares of Common Stock is increased by a stock split, a reclassification of the Common Stock, or other similar event, the Conversion Price shall be proportionately reduced, which reduction shall be effected at the time such event takes place; (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, which increase shall be effected at the time such event takes place; (C) the number of shares of Common Stock is increased by a stock dividend on the Common Stock, the Conversion Price shall be proportionately reduced, which reduction shall be effected on the record date for the determination of holders of Common Stock to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made

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         on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this
         Section 4(a) to reflect the actual payment of such dividend; (D) the Corporation issues Common Stock, whether upon the exercise of rights, warrants, securities convertible, exercisable or exchangeable into or for Common Stock, or rights to purchase or receive shares of Common Stock (collectively, "Convertible Securities") or otherwise, at a price per share that is lower than the Conversion Price in effect on the date of such issuance, the Conversion Price shall be reduced to such lower price; (E) the Corporation issues Convertible Securities, and such Convertible Securities have a conversion price, exercise price or exchange ratio that is lower than the Conversion Price in effect on the date of such issuance, or if the conversion price, exercise price or exchange ratio of any Convertible Security (whether issued before or after the Closing Date) is at any time lowered pursuant to "reset", anti-dilution or similar provisions to a price that is lower than the Conversion Price in effect on the date of such issuance, the Conversion Price shall be reduced to such lower price; or (F) the Corporation (x) issues Common Stock, whether upon the exercise of Convertible Securities or otherwise, at a price per share, or (y) issues Convertible Securities, and such Convertible Securities have a conversion price, exercise price or exchange ratio, that is lower than the Market Price in effect on the date of such issuance (but not lower than the Conversion Price in effect on the date of such issuance, in which case the provisions of clause (D) or
         (E) above, as applicable, will apply) (a "Dilutive Issuance"), the Conversion Price in effect on the date of such issuance shall be adjusted downward to a price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of
         (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance (excluding any shares of Common Stock held in the treasury of the Corporation), plus (y) the quotient of the aggregate consideration received by the Corporation upon such Dilutive Issuance divided by the Market Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding excluding (I) any shares of Common Stock held in the treasury of the Corporation but including
         (II) in the case where the Dilutive Issuance comprises Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise of the Convertible Securities for which the adjustment is required.

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
    (b) Adjustment to Conversion Price During Reference Period. If, prior to the Conversion of all of the principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, a reclassification of the Common Stock or other similar event, and such event takes place during the reference period for the determination of the Conversion Price, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days occurring during such reference period.

    (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then
         (A) the Holder shall have the right to receive, with respect to any shares of Common Stock then held by the Holder, or which the Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by the Holder (and without regard to whether such shares contain a restrictive legend or are freely-tradable), the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as the Holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), (B) the Holder shall have the right to exchange all or part of this Debenture for the Exchange Consideration, on the same terms as the Holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction, in an amount that the Holder would have been entitled to receive had this Debenture been converted immediately prior to such Exchange Transaction at the Conversion Price then in effect (without giving effect to any limitations on such Conversion contained herein or otherwise), and (C) to the extent that the Holder has not exercised its right under clause (B) to exchange this Debenture for the Exchange Consideration, upon the Conversion of this Debenture occurring after consummation of such Exchange Transaction (a "Subsequent Conversion"), the Holder shall have the right to receive the Exchange Consideration which the Holder would have been entitled to receive in connection with such Exchange Transaction had this Debenture been converted immediately prior to such Exchange Transaction at the Conversion Price applicable to such Subsequent Conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable in relation

                                    Page-11
         to any securities thereafter deliverable upon the Conversion of this Debenture. The Corporation shall not effect any Exchange Transaction unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 4(c), and under the Purchase Agreement, the Deed of Trust, the Warrant and the Registration Rights Agreement.

    (d) Distribution of Assets. If, prior to the Conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets, or any rights to acquire any of the foregoing, to holders of Common Stock (or to the holder, other than the Corporation, of the common stock of any such subsidiary), including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), the Corporation shall give the Holder written notice of such Distribution at least ten (10) Business Days prior to the effective date therefor, and the Holder shall have the option of either (A) receiving from the Corporation the assets that are the subject of such Distribution at the same time that the Corporation distributes such assets to the holders of Common Stock (or to the holders of the common stock of any such subsidiary), in which case the Holder shall be entitled to receive such assets in an amount equal to the amount of such assets that the Holder of the number of shares of Common Stock into which this Debenture is convertible on the record date for such Distribution would be entitled to receive (such number to be determined using the Conversion Price in effect on such record date and without regard to any restriction or limitation on such conversion that might otherwise exist) or (B) for any Conversion occurring after the record date for such Distribution, requiring the Corporation to reduce the Conversion Price by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Holder and reasonably acceptable to the Corporation, with the cost of such determination to be borne by the Corporation.

    (e) Adjustment Due to Major Announcement. If, prior to the Conversion of the entire principal amount of this Debenture, or payment in full of all amounts payable by the Corporation hereunder, the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (each such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that the Holder seeks to convert this Debenture on or following the Announcement Date, the Conversion Price

                                    Page-12
         shall, effective upon the Announcement Date and continuing through the third (3rd) Business Day following the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lowest of (x) the Market Price for the Common Stock on the Trading Day immediately preceding (but not including) the Announcement Date, (y) the average Closing Bid Price for the Common Stock on the three (3) Trading Days immediately following (but not including) the Announcement Date and (z) the Conversion Price in effect on the applicable Conversion Date. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph 4(e) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph 4(e) to become operative.

    (f) Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 4, the Conversion Price shall be adjusted as may be required by the applicable provisions, if any, of the Purchase Agreement and/or the Registration Rights Agreement.

    (g) No Fractional Shares. If any adjustment under this Section 4 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher whole number of shares.

    (h) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made pursuant to this Section 4, (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Closing Date (except in the case where the price at which such warrant, option or security is exercised has decreased since the Closing Date as a result of a reset, anti-dilutive adjustment or similar occurrence); (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the Board of Directors of the Corporation; (iii) upon the exercise of the Warrants or the conversion of the Debentures; (iv) upon the issuance of securities pursuant to a firm-commitment, fixed-price underwritten offering (which shall not include equity lines of credit or similar transactions); and (v) upon the issuance of securities in connection with a strategic investment made by the Corporation or a third party, the primary purpose of which is not the raising of equity capital.

                                    Page-13

5.  MANDATORY CONVERSION.

    (a) Mandatory Conversion. The Corporation shall have the right, upon the satisfaction (or waiver by the Holder) of each of the Mandatory Conversion Conditions as of the Mandatory Conversion Date (each as defined below), to require conversion of this Debenture (a "Mandatory Conversion"). In the event of a Mandatory Conversion, the Corporation and the Holder shall follow the procedures for Conversion set forth in
         Section 3 above, with the Mandatory Conversion Date (as defined below) deemed to be the Conversion Date for purposes hereof, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 3.

    (b) Mandatory Conversion Notice. In order to effect a Mandatory Conversion hereunder, the Corporation must deliver to the Holder written notice thereof (a "Mandatory Conversion Notice") on or before 5:00 p.m. (eastern time) on a Business Day (the "Mandatory Conversion Notice Date") that is at least twenty (20) Trading Days prior to the date on which such Mandatory Conversion is to be effected (the "Mandatory Conversion Date") and, at the same time that it delivers such notice, the Corporation shall use reasonable efforts to confirm delivery thereof with the Holder by telephone. Notwithstanding the delivery by the Corporation of a Mandatory Conversion Notice, nothing contained herein shall be deemed to limit in any way (i) the right of the Holder to convert this Debenture prior to the Mandatory Conversion Date or (ii) the availability of any and all remedies that are provided to the Holder hereunder, including without limitation in the event that the Corporation fails to deliver Conversion Shares upon a Mandatory Conversion as required by the terms of Section 3 hereof.

    (c) Mandatory Conversion Conditions. The Mandatory Conversion Conditions are as follows:

         (i) at least eighteen (18) months shall have elapsed since the Issue Date;

        (ii) VWAP shall have been greater than the Conversion Price as of the Issue Date (as such Conversion Price may have been adjusted in accordance with clause (A), (B) or (C) of paragraph 4(a), but without giving effect, solely for the purposes of this paragraph
              (c)(ii), to any adjustment required or permitted by any other provision of Section 4 hereof) by at least two hundred percent (200%) for at least twenty (20) Trading Days during any period of thirty (30) consecutive Trading Days occurring after the seventeen (17) month anniversary of the Issue Date;

       (iii) the Corporation shall have authorized and reserved for issuance the number of shares of Common Stock required to be reserved under paragraph 4.5 of the Purchase Agreement, and shall have provided the Holder with reasonable evidence thereof;

                                    Page-14

        (iv) the Registration Statement shall have been declared effective and shall have been available to the Holder at all times since its effectiveness (except during an Allowed Delay (as defined in the Registration Rights Agreement), unless such Allowed Delay occurs during the period between the date of the Mandatory Conversion Notice and the Mandatory Conversion Date), and shall cover the resale by the Holder of the number of Registrable Securities required by the Registration Rights Agreement (including without limitation all Conversion Shares to be issued on the relevant Mandatory Conversion Date);

         (v) the Common Stock shall have been listed on the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange at all times following the Issue Date and trading in the Common Stock on such market or exchange shall not have been suspended at any time following the Issue Date for more than three (3) consecutive Business Days;

        (vi) an Event of Default (as defined below), or an event that with the passage of time or giving of notice, or both, would constitute an Event of Default, shall not have occurred and be continuing as of the Mandatory Conversion Date or as of the date of the Mandatory Conversion Notice; and

       (vii) the conversion of this Debenture pursuant to the Mandatory Conversion would not violate the provisions of Section 3(f) hereof.

6.  REDEMPTION.

    (a) Mandatory Redemption. In the event that an Event of Default (as defined below) occurs, the Holder shall have the right, upon written notice to the Corporation (a "Mandatory Redemption Notice"), to have all or any portion of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest thereon, redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined below) in same day funds. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date"), which date must be at least five
         (5) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Corporation, and the amount of principal and Interest to be redeemed. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the Business Day immediately following the Business Day on which an Event of Default is no longer continuing; provided, however, that with respect to a Change of Control Transaction, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the third (3rd) Business Day following the date on which the Change of Control Transaction is effected.

                                    Page-15

    (b) Mandatory Redemption Price. For purposes hereof, "Mandatory Redemption Price" shall mean the greater of (A) the unpaid principal hereof and all accrued and unpaid Interest hereon multiplied by one hundred and twenty percent (120%) and (B) the unpaid principal hereof and all accrued and unpaid Interest hereon divided by the Conversion Price in effect at the time of the Conversion Default multiplied by the Market Price on the Mandatory Redemption Date.

    (c)  Payment of Mandatory Redemption Price.

         (i) The Corporation shall pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date. In the event that the Corporation redeems the entire remaining unpaid principal amount of this Debenture, and pays to the Holder all Interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Debenture to the Corporation for cancellation.

        (ii) If the Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which Mandatory Redemption Price has been paid in full.

       (iii) Notwithstanding the foregoing, if, prior to the payment by the Corporation of the Mandatory Redemption Price pursuant to any Mandatory Redemption Notice, the Corporation receives written notice from the Holder rescinding such Mandatory Redemption Notice, such Mandatory Redemption Notice shall immediately thereafter be deemed revoked and the Corporation shall not effect the Mandatory Redemption contemplated by such Mandatory Redemption Notice.

    (d) Events of Default. Each of the following events shall be deemed an "Event of Default":

         (i) the Common Stock is no longer eligible for trading on the Nasdaq Stock Market, or is not otherwise listed or quoted on the American Stock Exchange or the New York Stock Exchange;

        (ii) a Change of Control Transaction or Liquidation Event occurs or is publicly announced;

       (iii) the Registration Statement (as defined in the Registration Rights Agreement) is not declared effective by the Commission on or before the one hundred and eightieth (180th) day following the Issue Date or, following such effectiveness, is unavailable to the Holder, except during an Allowed Delay (as defined in the Registration Rights Agreement);

                                    Page-16

        (iv) the Corporation grants any Lien on or with respect to any of its assets or the assets of any of its wholly-owned subsidiaries, other than a Permitted Lien;

         (v) the Corporation breaches or provides notice of its intent to breach, in a material respect, any covenant or other material term or condition of this Debenture (including without limitation any payment obligation thereunder), the Purchase Agreement, the Warrant, the Deed of Trust, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered by the Corporation in connection with the transactions contemplated hereby and thereby, including but not limited to the failure to deliver Conversion Shares and Warrant Shares on or before the Delivery Date therefor, and such breach continues for a period of five (5) Business Days;

        (vi) any representation or warranty made by the Corporation contained in this Debenture, the Purchase Agreement, the Deed of Trust, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby or thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made;

       (vii) a default occurs, after giving effect to any applicable grace or cure period, under or with respect to the Infineon Debenture or the Infineon Warrant;

      (viii) a default occurs, after giving effect to any applicable grace or cure period, under or with respect to any instrument that evidences Debt of the Corporation;

        (ix) the Corporation's EBITDA during an EBITDA Target Period (as defined below) is less than the corresponding EBITDA Target (as defined below) and at least thirty (30) days has elapsed since the last day of such EBITDA Target Period;

         (x) (A) the Corporation's aggregate capital expenditures for the year ending December 31, 2002 exceed $1,500,000; or (B) the Corporation's aggregate capital expenditures for the year ending December 31, 2003 exceed three percent (3%) of the Corporation's gross revenues generated such year from sales. For purposes hereof, "capital expenditures" and "gross revenues from sales" shall be as shown on the audited financial statements of the Corporation for such fiscal year; and

        (xi) the patent interference proceeding declared in 1991 in the United States Patent and Trademark Office between the Corporation, National Semiconductor Corporation and the Department of the Navy in regard to one of the Corporation's issued United States patents is adjudicated, settled or otherwise resolved in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.

                                    Page-17

    (e) EBITDA Target Periods; EBITDA Targets. For purposes hereof, the terms "EBITDA Target Period" and "EBITDA Target" shall have the following meanings:

         EBITDA Target Period                     EBITDA Target
         --------------------                     -------------

         Year Ending December 31, 2002            negative $2,000,000

         Six Months Ending June 30, 2003          $750,000

         Six Months Ending September 30, 2003     $750,000

         Six Months Ending December 31, 2003      $750,000

         Each Six Month Period Ending on the
         Last Day of a Fiscal Quarter Occurring
         After December 31, 2003                  $937,500

         Any Fiscal Quarter During 2003           negative $500,000

         Any Fiscal Quarter During 2004           negative $250,000

    (f)  EBITDA Calculations.

         (i) For purposes of calculating EBITDA of the Corporation for any EBITDA Target Period, the Corporation shall promptly (but in no event later than the second (2nd) Business Day following the public disclosure of the Corporation's earnings for the reporting period ending on the last day of such EBITDA Target Period (whether by press release, the filing of a Form 10-K, 10-Q or 8-K with the Commission, or otherwise)) deliver to the Holder a certificate (an "EBITDA Certificate"), certified by the Chief Financial Officer of the Corporation as being true and correct to the best of his or her knowledge. Each EBITDA Certificate shall set forth (x) EBITDA of the Corporation for the relevant EBITDA Target Period and (y) the calculation of such EBITDA amount in reasonable detail. Upon receipt by the Holder of any EBITDA Certificate, the Holder may, within five
              (5) Business Days after the date of receiving such EBITDA Certificate (the "EBITDA Review Period"), deliver to the Corporation an objection notice setting forth the Holder's objections to the EBIDTA calculations set forth in such EBITDA Certificate together with a summary of the reasons for such objections (each such notice delivered by the Holder, an "EBITDA Objection Notice"). With respect to any EBITDA Certificate, if the Holder does not deliver an EBITDA Objection Notice within the applicable EBITDA Review Period, such EBITDA Certificate shall be final and binding.

                                    Page-18

        (ii) If, with respect to an EBITDA Certificate, the Holder delivers an EBITDA Objection Notice to the Corporation within the applicable EBITDA Review Period, the Corporation and the Holder shall use their reasonable best efforts to resolve the objections described in such EBITDA Objection Notice within five
              (5) Business Days by written agreement (the "EBITDA Adjustments") and, if the Holder and the Corporation so resolve any such differences, the EBITDA Certificate in question, as adjusted pursuant to the EBITDA Adjustments, shall be final and binding.

       (iii) If any objections raised by the Holder in an EBITDA Objection Notice are not resolved by EBITDA Adjustments within five (5) Business Days following receipt by the Corporation of an EBITDA Objection Notice, then the Holder shall submit the objections that are then unresolved to a national accounting firm reasonably acceptable to the Corporation (such firm, the "Accounting Firm"), and shall direct the Accounting Firm to: (x) resolve the unresolved objections (based solely on the presentations by the Corporation and the Holder and in accordance with GAAP) as promptly as reasonably practicable and
              (y) deliver written notice to each of the Corporation and the Holder setting forth its resolution of the disputed matters.
              The EBITDA Certificate in question, after giving effect to any EBITDA Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding.

        (iv) The Corporation shall make available to the Holder and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review any EBITDA Certificate or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be borne by the party whose calculations were most at variance with those of the Accounting Firm.

7.  PRIORITY ON LIQUIDATION.

    (a) In the event of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Corporation or to its creditors, as such, or to its assets, or (y) the dissolution or other winding up of the Corporation, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each a "Liquidation Event"), then, and in any such event, the Holder of this Debenture shall first be entitled to receive payment in full of all principal of, and all Interest and other amounts due or to become due on, this Debenture before any

                                    Page-19
         payment on account of principal, premium, if any, interest, dividends or any other amounts is made on any Debt of the Corporation or Junior Securities, whether on account of any purchase, exchange or redemption or other acquisition of such Debt or Junior Securities, at maturity or otherwise. Notwithstanding the foregoing, this Debenture shall rank pari passu with the Infineon Debenture.

    (b) In the event that, upon the occurrence of a Liquidation Event, the assets of the Corporation are insufficient to pay all amounts due hereunder, under the other Debentures and under the Infineon Debenture, subject to Infineon's first priority security interest in certain assets of the Corporation pursuant to the Security Agreement, dated as of March 28, 2002, between the Corporation and Infineon, such assets, or the proceeds thereof, shall be distributed pro rata to the Holder, the holders of the Debentures and the holder of the Infineon Debenture on a pro rata basis in accordance with the respective principal amounts represented thereby.

8.  MISCELLANEOUS.

    (a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

    (b) Notices. Any notice, demand or request required or permitted to be given by the Corporation or the Holder pursuant to the terms of this Debenture shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

         If to the Corporation:

         Ramtron International Corporation
         1850 Ramtron Drive
         Colorado Springs, CO 80921
               Attn:  LuAnn D. Hanson, Chief Financial Officer
               Tel:  (719) 481-7000
               Fax:  (719) 481-9170

                                    Page-20
               with a copy to:

               Coudert Brothers LLP
               950 Seventeenth Street
               Suite 1800
               Denver, Colorado 80202
                   Attn:  John A. St. Clair, Esq.
                   Tel:  (303) 260-6221
                   Fax:  (303) 607-1080

         and if to the Holder, at such address as the Holder shall have furnished the Corporation in writing.

    (c) Amendments. No amendment, modification or other change to, or waiver of any provision of, this Debenture may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Corporation and the Holder and (B) agreed to in writing by the Holders who hold at least sixty-six percent (66%) of the unpaid principal amount of the Debentures, it being understood that, notwithstanding anything to the contrary contained in any Debenture, upon the satisfaction of the conditions described in (A) and (B) above, each Debenture (including any Debenture held by the Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.

    (d) Transfer of Debenture. The Holder may sell, transfer or otherwise dispose of all or any part of this Debenture (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, or is exempt from registration thereunder. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the Holder of a debenture in the principal amount acquired by such transferee, and the Corporation shall, as promptly as practicable, issue and deliver to such transferee a new debenture identical in all respects to this Debenture, in the name of such transferee. The Corporation shall be entitled to treat the original Holder as the holder of this entire Debenture unless and until it receives written notice of the sale, transfer or disposition hereof.

    (e) Lost or Stolen Debenture. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Debenture, if mutilated, the Corporation shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

                                    Page-21

    (f) Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

    (g) Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Corporation and the Holder. The Corporation may not assign its rights or obligations under this Debenture except as specifically required or permitted pursuant to the terms hereof.

    (h) Most Favored Nations. The rights of the Purchaser and the obligations of the Corporation set forth in Section 7.12 of the Purchase Agreement are hereby incorporated by reference and made a part of this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

RAMTRON INTERNATIONAL CORPORATION


By: /S/ William W. Staunton, III
   -----------------------------
Name:  William W. Staunton, III
Title:  CEO

                                    Page-22

                                   ANNEX I

                             NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 5% Secured Convertible Debenture (the "Debenture") issued by RAMTRON INTERNATIONAL CORPORATION (the "Corporation") into shares of common stock, par value $.01 per share ("Common Stock"), of the Corporation according to the terms and conditions of the Debenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Debenture.


Date of Conversion:
                     ------------------------------

Principal Amount of
Debenture to be Converted:
                            ------------------------------

Amount of  Interest
to be Converted:
                   ------------------------------

Number of Shares of
Common Stock to be Issued:
                            ------------------------------

Name of Holder:
                 ------------------------------

Address:
          ------------------------------
          ------------------------------
          ------------------------------

Signature:
            -------------------------
Name:
       ------------------------------
Title:
       ------------------------------

Holder Requests Delivery to be made: (check one)

/  /  By Delivery of Physical Certificates to the Above Address

/  /  Through Depository Trust Corporation
      (Account                     )

                                    Page-23

                                   ANNEX II

                                 Schedule of
                                  Decreases
                            of Principal Amount

Principal                         Amount of
Balance                           Decrease                Date

    $2,500,000
----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

----------------------        -------------------        --------------------

                                    Page-24